Exhibit 10.20
FIRST AMENDMENT
OF THE
AMENDED AND RESTATED
MONEYGRAM INTERNATIONAL, INC.
EXECUTIVE SEVERANCE PLAN (TIER I)
1. Section 5(e) of the Amended and Restated MoneyGram International, Inc. Executive Severance Plan (Tier I) (the “Tier I Plan”) is hereby deleted and shall have no further force or effect.
2. Section 6 of the Tier I Plan is hereby amended and restated, in its entirety, as follows:
     6. ELIGIBILITY FOR BENEFITS: Benefits as described in Section 7 shall be provided in the event the Executive incurs a Separation from Service with the Corporation and its subsidiaries:
     (a) Involuntarily by the Corporation or the applicable subsidiaries without Cause (a “Without Cause Separation”); or
     (b) By the Executive for Good Reason (a “Good Reason Separation”);
provided that either such termination occurs within twenty-four months after a Change of Control; and provided, further, that in no event shall a separation as a consequence of an Executive’s death, disability, or Retirement (as defined in the next sentence) entitle the Executive to benefits under this Plan. “Retirement” shall mean the Executive’s voluntary retirement at or after his normal retirement date under the Corporation’s or a subsidiary’s retirement plan or, if the Executive does not participate in any such plan that provides for a normal retirement date, at or after age 65.
3. Section 7(a)(i) of the Tier I Plan, following the phrase “multiplied by”, is hereby amended and restated, in its entirety, as follows:
     (i) Three times a fraction, the numerator of which is 36 minus the number of full months from the date of the Change of Control through the last day of the Executive’s employment, and the denominator of which is 36.
5. Section 7(a)(ii) of the Tier I Plan, following the phrase “Separation, or”, is hereby deleted and shall have no further force or effect.
6. Section 7(b)(i) of the Tier I Plan is hereby amended and restated, in its entirety, as follows:
     (i) Severance Period. For purposes of this Section, “Severance Period” means three years times a fraction, the numerator of which is 36 minus the number of full months from the date of the Change of Control through the last day of the Executive’s employment, and the denominator of which is 36, from the date of separation (or until his death or normal retirement date, whichever is sooner).

7. Section 15 of the Tier I Plan is hereby amended and restated, in its entirety, as follows:
     15. AMENDMENT AND TERMINATION: This Plan may be amended or terminated by action of the Board. This Plan shall terminate with respect to an Executive if the Chief Executive Officer of the Corporation determines that the Executive is no longer a key executive to be provided a severance agreement and so notifies the Executive by certified mail at least 30 days before participation in this Plan shall cease. Notwithstanding the foregoing, no such amendment, termination or determination adverse in any manner to any Executive may be made (and if made, shall have no effect) on or following the “Closing Date”, as that term is defined in the Amended and Restated Purchase Agreement among the Corporation and certain Investors dated March 16, 2008, without the express written consent of such Executive.
8. Except as herein expressly amended, the Tier I Plan shall continue in full force and effect.

2